CONSULTING AGREEMENT
This Consulting Agreement (this "Agreement") is entered into on April 15, 2021, between MGP Ingredients, Inc., a Kansas corporation ("MGP") and David E. Rindom, an individual ("Rindom").
Therefore, the parties agree as follows:
1.Performance of Consulting Services. Commencing May 1, 2021 (the "Effective Date") Rindom agrees to serve as a consultant to MGP and its subsidiaries with respect to such business matters as Rindom previously provided services to MGP or any subsidiary or joint venture of MGP prior to his retirement as an employee (e.g., human resource advice, training assistance with the "MGP University" training program, real estate and insurance activity, labor negotiations). Rindom will provide such services upon the request of MGP, with the number of hours worked each month, if any, to be determined by MGP from time to time (subject to Rindom's availability). Rindom is expected, but not required, to work approximately 40 hours each month. But in no event is Rindom required to work more than 480 hours in any year of the Term without his consent (whether orally, electronically or in a writing). Rindom has discretion as to the manner of the performance of the consulting services requested by MGP, consistent with the satisfactory performance of the consulting services.
2.Term. Unless terminated earlier in accordance with this Agreement, the initial term of this Agreement will be for a term beginning on the Effective Date and ending on December 31, 2022 (the "Initial Term"). The Initial Term will be followed by successive one year renewal terms (each a "Renewal Term"), unless written notice is delivered by one party to the other party at least 30 days prior to the end of the then-current term (either the Initial Term or any Renewal Term), designating the termination of this Agreement as of the end of the then-current term. The Initial Term and any Renewal Term will collectively be referred to herein as the "Term".
3.Compensation. During the Term, MGP will pay to Rindom, as compensation for Rindom's services rendered pursuant to this Agreement, $210.00 per hour worked by Rindom ($250 per hour worked by Rindom for each hour worked in excess of 480 hours in a given calendar year), payable monthly in arrears on the fourth Thursday of each calendar month. Monthly invoices will be provided by Rindom to the Regional HR Director for approval. If the parties' consulting arrangement is terminated, MGP will pay Rindom all compensation earned for hours worked through the date of such termination. MGP will reimburse Rindom for all ordinary and necessary expenses incurred and paid by Rindom in the course of the performance of Rindom's duties pursuant to this Agreement and consistent with MGP's policies in effect from time to time with respect to travel, entertainment and other business expenses, but subject to MGP's requirements with respect to the manner of reporting such expenses. MGP will pay a $250 monthly phone and office allowance during the term of this Agreement.
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4.Competitive Activity.
(a)Rindom will, during the Term and for 18 months thereafter, not, in the United States of America, or in any other country of the world in which MGP or any subsidiary or joint venture of MGP has done business at any time during the last two years prior to termination of this Agreement, engage in, in any such case either directly or indirectly, or whether as principal or as agent, officer, director, employee, consultant, shareholder, member, partner, lender or otherwise, alone or in association with any other person or entity, a Competing Business or advise, or otherwise lend assistance to any Competing Business. The term "Competing Business" means any person or entity that sells or attempts to sell any products or services that are the same as or similar to the products and services (1) sold by MGP or any subsidiary or joint venture of MGP at any time and from time to time during the last two years prior to termination of this Agreement or (2) being developed by MGP or any subsidiary or joint venture of MGP during the Term, no matter what stage or development was achieved during the Term, and even if the idea was abandoned during the Term.
(b)Should Rindom decide to come out of retirement at any time during the Term, Rindom will advise MGP of his new employer, work location and job responsibilities within three days after accepting new employment.
(c)Rindom will not, during the Term and for 18 months thereafter, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer or supplier of MGP or any subsidiary or joint venture of MGP for any business purpose other than for the benefit of MGP or any subsidiary or joint venture of MGP. Rindom further agrees that for 18 months following the Term, Rindom will not, directly or indirectly, solicit for any Competing Business the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of MGP or any subsidiary or joint venture of MGP.
(d)Rindom will not, during the Term and for 18 months thereafter, directly or indirectly, solicit, hire or induce, or attempt to solicit, hire or induce, any employee of MGP or any subsidiary or joint venture of MGP to leave MGP or any subsidiary or joint venture of MGP for any reason whatsoever or hire any employee of MGP or any subsidiary or joint venture of MGP.
(e)Notwithstanding any provision of this Section 4 to the contrary, during the Term and for 18 months thereafter, MGP will, within ten business days after its receipt of a written request from Rindom or his legal counsel, inform Rindom or his legal counsel whether any proposed activity by Rindom would be viewed by MGP as a violation of this Section 4, and if MGP determines that such activity does not constitute a violation of this Section 4, such determination will be conclusive and binding on MGP following the date of such determination.
(f)If MGP determines that any activity undertaken by Rindom during the Term or the 18 months thereafter, MGP will provide Rindom with written notice of such

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determination within ten business days after such determination and will reasonably provide Rindom with ten business days to cure any such violation. If Rindom cures the violation within ten business days after the notice of determination, MGP will not seek to enforce this Section 5 with respect to the cured violation.
5.Covenant Not to Disclose Confidential Information. Rindom acknowledges that, during the Term, Rindom may develop or have access to and knowledge of certain information and data that MGP or any subsidiary or joint venture of MGP (the "Applicable MGP Entity") considers confidential and that the release of this information or data to unauthorized persons or entities would be extremely detrimental to the Applicable MGP Entity. As a consequence, Rindom hereby agrees and acknowledges that he owes a duty to the Applicable MGP Entity not to disclose, and agrees that, during and after the Term, without the prior written consent of the Applicable MGP Entity, Rindom will not communicate, publish or disclose to any person or entity anywhere or use (for Rindom's own benefit or the benefit of others) any Confidential Information (as defined below) for any purpose other than carrying out his duties as contemplated by this Agreement. Rindom will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information to ensure that any unauthorized persons and entities do not gain possession of any Confidential Information and, in particular, will not permit any Confidential Information to be read, duplicated or copied. Rindom will return to the Applicable MGP Entity all originals and copies of documents and other materials, whether in printed or electronic format or otherwise, containing or derived from Confidential Information in his possession or under his control when the duties of Rindom no longer require his possession thereof, or whenever the Applicable MGP Entity requests, and in any event will return all Confidential Information within ten days if the parties' consulting arrangement is terminated and will not retain any copies thereof. If requested by the Applicable MGP Entity, Rindom will certify in writing to the Applicable MGP Entity as to the return or destruction of all Confidential Information. Rindom acknowledges that he is obligated to protect the Confidential Information from disclosure or use even after the Term. For purposes of this Agreement, the term "Confidential Information" means any information or data, whether or not reduced to writing, used by or belonging or relating to the Applicable MGP Entity, or any person or entity to whom the Applicable MGP Entity owes a duty of confidentiality, that is not known generally to the industry in which the Applicable MGP Entity, or any person or entity to whom the Applicable MGP Entity owes a duty of confidentiality is or may be engaged, including, without limitation, any and all: (i) trade secrets, proprietary data or information relating to the Applicable MGP Entity, or any person or entity to whom the Applicable MGP Entity owes a duty of confidentiality; (ii) inventions, concepts, designs, processes, specifications, schematics, equipment, reaction mechanisms, processing techniques, formulations, chemical compositions, technical information, drawings, diagrams, software (including source code), hardware, control systems, research, test results, plant layout, feasibility studies, procedures or standards, know-how, manuals or patent information; (iii) the identity of or information concerning current or prospective clients, customers, accounts, suppliers, service providers, consultants, licensors, licensees, contractors, subcontractors or other agents or representatives; (iv) financial or sales information, current or planned commercial activities, business strategies, records, marketing plans, or other information relating to the business activities or operations of the Applicable MGP Entity, or any person or entity to whom the Applicable MGP Entity owes a duty of

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confidentiality; and (v) any other information that the Applicable MGP Entity, or any person or entity to whom the Applicable MGP Entity owes a duty of confidentiality advises Rindom should be treated as confidential information. Nothing in this Agreement prohibits or restricts Rindom (or Rindom’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization, or any other federal or state regulatory authority regarding a possible securities law violation.
6.Disclosure and Assignment of Intellectual Property.
(a)MGP will become the owner of all inventions, discoveries, developments, ideas, writings and expressions, including but not limited to any and all concepts, improvements, techniques, know-how, innovations, systems, processes, machines, current or proposed products, works, information, reports, papers, logos, computer programs, designs, marketing materials, and methods of manufacture, distribution, management or other methods (whether or not reduced to writing and whether or not patentable or protectable by copyright), that Rindom conceives, develops, creates, makes, perfects or reduces to practice in whole or in part in relation to or resulting from his consulting work for MGP, or based upon any Confidential Information (collectively, the "Intellectual Property"). All of the right, title and interest in and to the Intellectual Property will become exclusively owned by MGP or its nominee regardless of whether or not the conception, development, creation, making, perfection or reduction to practice of the Intellectual Property involved the use of MGP's time, facilities or materials and regardless of where such Intellectual Property may be conceived, made or perfected. Rindom will promptly and fully disclose all such Intellectual Property in writing to MGP.
(b)All information relating to Intellectual Property will be considered Confidential Information and must not be disclosed by Rindom to any person or entity outside of MGP, subject to the exceptions set forth in Section 5.
(c)Any Intellectual Property that is the subject of copyright will be considered a "work made for hire" within the meaning of the Copyright Act of 1976, as amended, and will be the sole property of MGP or its nominee. To the extent that MGP does not automatically own any Intellectual Property as a work made for hire, Rindom will assign all right, title and interest in and to all Intellectual Property to MGP. All right, title and interest in and to any other Intellectual Property, including patent, industrial design, trademark, trade dress and trade secret rights must be assigned and is hereby assigned exclusively to MGP or its nominee. Rindom will execute and deliver all documents and do all acts that MGP considers necessary or desirable to secure to MGP or its nominee the entire right, title and interest in and to the Intellectual Property, including executing applications for any United States and foreign patents or copyright registrations, disclosing relevant prior art, reviewing office actions and providing technical input to assist MGP in overcoming any rejections. Any document prepared and filed pursuant to this Section 6(c) will be prepared and filed at MGP's expense. Rindom will cooperate with MGP as reasonably necessary to maintain or enforce MGP's rights in the Intellectual Property. Rindom hereby irrevocably appoints the President of MGP as Rindom's attorneyinfact with authority to execute for Rindom and on his behalf any and all

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assignments, patent or copyright applications, or other instruments and documents required to be executed by Rindom pursuant to this Section 6(c), if Rindom is unwilling or unable to execute same.
(d)MGP has no obligation to use, attempt to protect by patent or copyright, or promote any of the Intellectual Property.
7.Legal Proceedings to Compel Disclosure. If Rindom is requested, pursuant to, or required by applicable law or regulation, or by legal process, to disclose any Confidential Information or Intellectual Property, Rindom will use his best efforts to promptly notify MGP of this request and enable MGP or any subsidiary or joint venture of MGP to seek an appropriate protective order. If a protective order or other protective remedy is not obtained, Rindom will furnish only that portion of the Confidential Information or Intellectual Property that is legally required, in the opinion of Rindom's counsel, and will exercise his best efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information or Intellectual Property.
8.Specific Performance. Recognizing that irreparable damage will result to the Applicable MGP Entity in the event of the breach or threatened breach of any of the foregoing covenants and assurances by Rindom contained in Sections 4, 5, 6 or 7, and that its remedies at law for any such breach or threatened breach will be inadequate, the Applicable MGP Entity, in addition to such other remedies that may be available to it, will be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Rindom, and each and every person and entity acting in concert or participation with Rindom, from the continuation of the breach and, in addition thereto, Rindom will pay to the Applicable MGP Entity all ascertainable damages, including costs and reasonable attorneys' fees, sustained by the Applicable MGP Entity by reason of the breach or threatened breach of such covenants and assurances. The Applicable MGP Entity will not be required to obtain a bond in an amount greater than $1,000. The covenants and obligations of Rindom set forth in Sections 4, 5, 6 and 7 are in addition to and not in lieu of or exclusive of any other obligations and duties of Rindom to the Applicable MGP Entity, whether express or implied in fact or in law.
9.Expenses. If either party hereto brings any legal action or other proceeding to enforce or interpret any of the rights, obligations or provisions of this Agreement, or because of a dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party is entitled to recover from the non-prevailing party reasonable attorneys' fees and all other costs in such action or proceeding in addition to any other relief to which the prevailing party may be entitled.
10.Independent Contractor. During the Term, Rindom will not be an employee of MGP. Instead, during the Term, Rindom will act in the capacity of an independent contractor and will not be subject to the direction, control or supervision of MGP with respect to the method or performance of the consulting services hereunder. During the Term, Rindom will not be eligible to participate in any welfare or benefit plan sponsored by MGP. MGP will withhold

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applicable income taxes out of the payments made under Section 3. During the Term, Rindom will also not be entitled to workers' compensation benefits from MGP.
11.No Conflict. Rindom represents and warrants to MGP that neither the execution nor delivery of this Agreement, nor the performance of Rindom's obligations under this Agreement will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which Rindom is a party or under which Rindom is bound, including, without limitation, the breach by Rindom of a fiduciary duty to any former employers.
12.Default.
(a)In addition to any other remedies available at law or in equity, either party may terminate this Agreement by giving written notice to the other party if (i) the other party fails to perform or observe any of the covenants or obligations undertaken by him or it in this Agreement, and such failure continues for more than 14 days after the date of written notice of such failure, (ii) the other party commits any act of fraud, dishonesty or misrepresentation in connection with that party's performance under this Agreement, (iii) the other party commits any act of whatever nature that, in the reasonable discretion of the terminating party, would or may have the effect of materially harming the terminating party's name or business reputation, or (iv) an order for relief is entered with respect to the other party under the United States Bankruptcy Code or the other party becomes insolvent under any state insolvency act.
(b)Neither party will be liable to the other party, or any third party, for any indirect, special, incidental, punitive or consequential loss or damage of any kind, including lost profits (whether or not the party has been advised of the possibility of such loss or damage) by reason of any act or omission in such party's performance under this Agreement.
13.Notice. Except as provided in Section 1, any notice, request, consent or communication under this Agreement is effective only if it is in writing and (i) personally delivered, (ii) sent by certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows:
If to MGP:
MGP Ingredients, Inc.
Attn: General Counsel
100 Commercial Street
Atchison, Kansas 66002

If to Rindom:
David E. Rindom
*****
            *****

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or such other persons or to such other addresses as may be furnished in writing by any party to the other party, and will be deemed to have been given only upon its delivery in accordance with this Section 13.
14.Assignment. This Agreement is personal and not assignable by Rindom but it may be assigned by MGP without notice to or consent of Rindom to, and will thereafter be binding upon and enforceable by, any subsidiary or joint venture of MGP, or any person or entity that acquires or succeeds to substantially all of the business or assets of MGP (and this person or entity will be included in the definition of the "Company" for all purposes of this Agreement) but is not otherwise assignable by MGP.
15.Entire Agreement. This Agreement amends, restates and replaces the original Consulting Agreement and constitutes and expresses the entire agreement of the parties with respect to the subject matter hereof, and may be modified only by written agreement signed by the parties. Nothing in this Agreement is intended to amend or modify the terms of any employment or similar agreement entered into by the parties prior to February 15, 2021, to the extent such terms would continue after the end of Rindom's employment (e.g., obligations regarding confidentiality, assignment of inventions, cooperation, and non-competition).
16.Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and do not restrict or otherwise modify any of the terms or provisions of this Agreement.
17.Governing Law. This Agreement is governed by the laws of the State of Kansas applicable to agreements made and to be performed entirely within the State, including all matters of enforcement, validity and performance.
18.Consent to Jurisdiction and Venue; Waiver of Jury Trial. Rindom hereby submits to the exclusive jurisdiction of the state and federal courts located in the State of Kansas. The parties hereby knowingly, voluntarily, and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Agreement, or any course of conduct, course of dealing or statements (whether verbal or written) of the parties.
19.Potential Unenforceability of Any Provision. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against Rindom, the provisions hereof will be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions will automatically be reconstituted and become a part of this Agreement, effective as of the date of this Agreement, to the maximum extent in favor of MGP that is lawfully enforceable. A judicial determination that any provision of this Agreement is unenforceable will not render the entire Agreement unenforceable, but rather this Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.
20.Survival. All obligations of Rindom that by their nature involve performance, in any particular, after the expiration or termination of this Agreement (including those in Sections

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4, 5, 6 and 7), or that cannot be ascertained to have been fully performed until after the expiration or termination of this Agreement, will survive the expiration or termination of this Agreement. In addition, Sections 8, 9, 12(b), 13, 15, 16, 17, 18, 19, 20 and 22 will survive the expiration or termination of this Agreement.
21.Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitute one agreement that is binding upon each of the parties, notwithstanding that all parties are not signatories to the same counterpart.
22.Cooperation Regarding Litigation. During the Term and thereafter for a period of ten years, Rindom will cooperate with MGP or any subsidiary or joint venture of MGP by making himself available to testify on behalf of MGP, or any subsidiary or joint venture of MGP, in any action, suit, or proceeding (whether civil, criminal, administrative or investigative) and assist MGP, or any subsidiary or joint venture of MGP, in any such action, suit, or proceeding, by providing information and meeting and consulting with the board of directors or its representatives or counsel, or representatives or counsel to MGP or any subsidiary or joint venture of MGP, as requested. MGP will promptly reimburse Rindom for all reasonable expenses incurred by Rindom in connection with Rindom's provision of testimony or assistance.
The parties have executed this Consulting Agreement on the date set forth in the introductory clause.

MGP INGREDIENTS, INC.
By:     /s/ David J. Colo
 Name: David J. Colo
Title: President & CEO

/s/ David E. Rindom
DAVID E. RINDOM

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